Prospect Capital Corporation
Offer to Purchase for Cash
any and all outstanding
4.75% Senior Convertible Notes Due 2020
(CUSIP No. 74348TAQ5)

The Tender Offer (as defined herein) will expire at 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), or any other date and time to which the Company (as defined herein) extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated, in the Company’s sole discretion. You must validly tender your Notes (as defined herein) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined herein) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the Tender Offer at or prior to 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), unless extended or earlier terminated by the Company. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “Tender Offer–Conditions to the Tender Offer.”

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), Prospect Capital Corporation, a Maryland corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase any and all of its $224,114,000 aggregate principal amount of outstanding 4.75% Senior Convertible Notes due 2020 (the “Notes”) for cash in an amount equal to $1,009 per $1,000 principal amount of validly tendered and accepted Notes purchased (the “Purchase Price”), plus accrued and unpaid interest on such Notes, if any, from the applicable last interest payment date up to, but not including, the Settlement Date (as defined herein) (“Accrued Interest”). The Company refers to the offer to purchase the Notes as the “Tender Offer.” The Tender Offer is open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. The Tender Offer is subject to the satisfaction or waiver, in the Company’s sole discretion, of certain conditions as described herein. See “Tender Offer–Conditions to the Tender Offer.” The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 15, 2020 (the “Maturity Date”). This Offer to Purchase contains important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Considerations” beginning on page 24 for a discussion of certain factors you should consider in connection with the Tender Offer.

Any questions or requests for assistance in connection with the Tender Offer may be directed to the Dealer Manager and any requests for assistance relating to the procedures for tendering Notes or requests for additional copies of this Offer to Purchase or related documents may be directed to D.F. King & Co., Inc. (the “Information and Tender Agent”) at the telephone numbers and e-mail addresses provided on the back cover page of this Offer to Purchase. Beneficial owners may contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offer.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount	Purchase Price(1)(2)
4.75% Senior Convertible Notes due 2020	74348TAQ5 / US74348TAQ58	$224,114,000	$1,009.00
(1) Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2) In addition to the Purchase Price, Holders of Notes that are validly tendered and accepted in the Tender Offer will receive accrued and unpaid interest that will be paid on the Notes accepted for purchase.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE INFORMATION AND TENDER AGENT OR THE TRUSTEE UNDER THE INDENTURE GOVERNING THE NOTES (THE “TRUSTEE”), OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY U.S. STATE SECURITIES COMMISSION NOR ANY REGULATORY AUTHORITY OF ANY OTHER COUNTRY HAS APPROVED OR DISAPPROVED OF THE TENDER OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Tender Offer is:
RBC Capital Markets
Offer to Purchase dated June 28, 2019

The Tender Offer commenced on June 28, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all registered Holders of the Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “Tender Offer–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. See “Tender Offer–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions (as defined herein). The Company expects to use borrowings under its existing revolving credit facility (the “Credit Facility,” which is described in more detail in “Source of Funds”), together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offer (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offer. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived. If the Tender Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “Tender Offer–Conditions to the Tender Offer.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date (such date and time, as it may be extended, the “Withdrawal Deadline”). Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after August 22, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “Tender Offer–Withdrawal of Tenders.”
In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.
A decision to participate or not participate in the Tender Offer will involve certain risks. Holders should carefully consider all of the information in this Offer to Purchase and, in particular, the risk factors described in “Certain Considerations” below.

i

IMPORTANT INFORMATION
The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offer must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “Tender Offer–Procedure for Tendering Notes.”
DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Information and Tender Agent must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC.
There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Tender Offer and there is no letter of transmittal for the Tender Offer. For more information regarding the procedures for tendering your Notes, see “Tender Offer–Procedure for Tendering Notes.”
You should read this Offer to Purchase, including the documents incorporated by reference herein, carefully before making a decision to tender your Notes.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).
No other person has been authorized to give any information or to make any representations with respect to the Tender Offer other than the information and representations contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representations must not be relied upon as having been authorized.
From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer. The Notes mature on April 15, 2020, unless earlier repurchased or converted. See “Tender Offer–The Notes.”

In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

SUMMARY TERM SHEET
The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety, including all documents incorporated by reference, before making a decision to tender Notes.
Who is offering to purchase the Notes?
Prospect Capital Corporation, a Maryland corporation, is offering to purchase the Notes. See “The Company.”
What securities are being sought in the Tender Offer?
We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of our $224,114,000 aggregate principal amount of outstanding Notes for cash in an amount equal to $1,009 per $1,000 principal amount of Notes purchased, plus Accrued Interest, if any.
As of June 27, 2019, there were $224,114,000 aggregate principal amount of the Notes outstanding.
Why is the Company making the Tender Offer?
The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 15, 2020. All of the Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
Will I receive interest on my Notes purchased pursuant to the Tender Offer?
Yes. Holders will receive Accrued Interest, if any, from the applicable last interest payment date up to, but not including, the Settlement Date in respect of their Notes that are accepted for purchase.
How will the Company fund the purchase of the Notes?
We expect to use borrowings under our Credit Facility and cash on hand to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us.
As of June 27, 2019, approximately $677.2 million was available for borrowing under the Credit Facility net of outstanding borrowings.
What is the purchase price for the Notes?
The Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $1,009, payable to Holders who validly tender their Notes on or prior to the Expiration Date. In addition, each Holder will receive Accrued Interest, if any, on such $1,000 principal amount of Notes validly tendered and accepted for purchase.
What aggregate principal amount of Notes is being sought in the Tender Offer?
Upon the terms and subject to the conditions of the Tender Offer, we will purchase any and all of our $224,114,000 aggregate principal amount of outstanding Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019).
Will all of the Notes that I validly tender in the Tender Offer, and do not validly withdraw, be purchased?
Upon the terms and subject to the conditions of the Tender Offer, we will purchase all of the Notes that you validly tender pursuant to the Tender Offer and do not validly withdraw.

May I tender only a portion of the Notes that I own?
Yes. You do not have to tender all of the Notes that you own in order to participate in the Tender Offer, except that Notes must be tendered in denominations of $1,000 and any multiple thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.
Will the Company purchase additional Notes after the Expiration Date of the Tender Offer?
From time to time after completion of the Tender Offer, we and/or our affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by us and/or our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and/or our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
When does the Tender Offer expire?
The Tender Offer will expire at 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), unless extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.
If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.
Under what circumstances can the Tender Offer be extended, amended or terminated?
Subject to applicable law, we may extend the Tender Offer, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offer in any respect prior to the Expiration Date. If the Tender Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offer, see “Tender Offer—Expiration Date; Extension; Termination and Amendment.”
When will I receive payment for my validly tendered Notes?
The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by us at or prior to the Expiration Date.
Upon satisfaction or waiver by us of the conditions to the Tender Offer, we will (1) accept for purchase Notes validly tendered, and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price will be made with respect to Notes accepted for purchase on the Settlement Date, together with Accrued Interest, if any.
What will happen to Notes the Company purchases in the Tender Offer?
All of the Notes purchased in the Tender Offer will be retired and canceled.
What are the significant conditions to the Tender Offer?
Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions. The conditions to the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “Tender Offer–Conditions to the Tender Offer.”
How do I tender my Notes?
If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Information and Tender Agent must receive, on or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP.
We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019) will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).
See “Tender Offer–Procedure for Tendering Notes.” For further information, call the Information and Tender Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.
Once I have tendered the Notes, can I change my mind?
Tendered Notes may be validly withdrawn any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after August 22, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “Tender Offer–Withdrawal of Tenders.”
To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth below under “Tender Offer–Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.
What are the tax consequences to me if I validly tender my Notes?
For a summary of certain U.S. federal income tax consequences of the disposition of Notes pursuant to the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”
Is the Company making any recommendation about the Tender Offer?
None of us, our Board of Directors, our officers, the Dealer Manager, the Information and Tender Agent or the Trustee, or any of their respective affiliates, is making any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.
What happens to Notes that are not accepted for purchase?
We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offer will remain outstanding. If the Tender Offer is consummated, the aggregate principal amount of Notes that remain outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Tender Offer. See “Certain Considerations.”
What if I choose not to tender my Notes?
Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. Although Notes not purchased in the Tender Offer will remain outstanding following consummation of the Tender Offer, the purchase of the Notes may result in a smaller trading market for the remaining outstanding Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading of the Notes. See “Certain Considerations.”
Who can I contact for more information?
D.F. King & Co., Inc. is serving as the Information and Tender Agent in connection with the Tender Offer. Beneficial owners may contact their Nominee for assistance regarding the Tender Offer. Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedure for tendering Notes may be directed to the Information and Tender Agent at the address and telephone number on the back cover page of this Offer to Purchase.
Who is the trustee of the Notes?
American Stock Transfer & Trust Company, LLC is the trustee with respect to the Notes under the Indenture (as defined herein) governing the Notes.
Will I be charged any brokerage commissions if I decide to tender my Notes?
No brokerage commissions or fees are payable by Holders to us, the Dealer Manager or the Information and Tender Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “Tender Offer–Payment for Notes.”
What is the amount of currently outstanding Notes?
As of June 27, 2019, there were $224,114,000 aggregate principal amount of the Notes outstanding.
What is the conversion rate of the Notes?
Subject to the terms and conditions of the Indenture governing the Notes, the Notes are convertible into shares of our common stock (together with cash in lieu of fractional shares) at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the Indenture) per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $12.40 per share of our common stock. A Holder may convert its Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the Maturity Date of the Notes.
Our common stock is currently traded on the Nasdaq Global Select Market under the symbol “PSEC.” The closing price of our common stock on June 27, 2019 was $6.46 per share.
Do Holders have any rights to require the Company to repurchase the Notes?
If we undergo a Fundamental Change (as defined in the Indenture), subject to certain conditions, holders may require us to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

OFFER AND DISTRIBUTION RESTRICTIONS
This Offer to Purchase does not constitute an invitation to participate in the Tender Offer in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Company, the Dealer Manager and the Information and Tender Agent to inform themselves about, and to observe, any such restrictions.
General
This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Notes (and offers to sell will not be accepted from Holders) in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Tender Offer to be made by a licensed broker or dealer or similar and the Dealer Manager or any of the Dealer Manager’s affiliates is such a licensed broker or dealer or similar in any such jurisdiction, the Tender Offer shall be deemed to be made by the Dealer Manager or such affiliate, as the case may be, on behalf of the Company in such jurisdiction.
Each Holder participating in the Tender Offer will also be deemed to give certain representations in respect of the other jurisdictions referred to above and generally as set out in “Tender Offer–Procedure for Tendering Notes.” Any tender of Notes for purchase pursuant to the Tender Offer from a Holder that is unable to make these representations may be rejected. Each of the Company, the Dealer Manager and the Information and Tender Agent reserves the right, in its absolute discretion (and without prejudice to the relevant Holder’s responsibility for the representations made by it), to investigate, in relation to any tender of the Notes for purchase pursuant to the Tender Offer, whether any such representation given by a Holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender of Notes may be rejected.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public from commercial retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov. The filings are also available on the Company’s website at www.prospectstreet.com. The information contained in the Company’s website does not constitute a part of this Offer to Purchase.
The Company is “incorporating by reference” into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the Expiration Date of the Tender Offer will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Expiration Date of the Tender Offer (excluding all or any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed on August 28, 2018;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2018, December 31, 2018 and March 31, 2019, filed on November 6, 2018, February 6, 2019 and May 8, 2019, respectively;

•
the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 18, 2018, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended June 30, 2018; and

•
the Company’s Current Reports on Form 8-K filed on August 6, 2018, August 14, 2018, August 21, 2018, October 1, 2018, October 11, 2018, November 20, 2018, November 28, 2018, December 4, 2018, December 18, 2018, January 2, 2019, January 8, 2019, February 5, 2019, March 4, 2019 and May 29, 2019.

The Information and Tender Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information and Tender Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.
You may also request a copy of any or all of the documents referred to above that have been or will be incorporated by reference into this Offer to Purchase (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to the Company at 10 East 40th Street, 42nd Floor, New York, NY 10016 or by telephone at (212) 448-0702.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein include “forward-looking statements” as defined by the SEC. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results,

•	our business prospects and the prospects of our portfolio companies,

•	the impact of investments that we expect to make,

•	our contractual arrangements and relationships with third parties,

•	the dependence of our future success on the general economy and its impact on the industries in which we invest,

•	the ability of our portfolio companies to achieve their objectives,

•	difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•	the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•	adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•	a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•	our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•	the adequacy of our cash resources and working capital,

•	the timing of cash flows, if any, from the operations of our portfolio companies,

•	the ability of our Investment Adviser (as defined herein) to locate suitable investments for us and to monitor and administer our investments,

•
authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the SEC, Internal Revenue Service, the Nasdaq Global Select Market, the New York Stock Exchange and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

•	any of the other risks and uncertainties discussed in this Offer to Purchase and the documents incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.

EXPECTED TIMETABLE
Please note the following important dates and times relating to the Tender Offer. Each is indicative only and is subject to change as a result of any extension, termination, withdrawal or amendment as set out under “Tender Offer–Expiration Date; Extension; Termination and Amendment.”
None of the Company, the Dealer Manager, the Information and Tender Agent, the Trustee or their respective affiliates warrants that any or all of the events referred to below will take place as and/or when described including, in particular, in the case of any publications or announcements made through or via DTC or any notifying news service selected by the Company and the Dealer Manager (“Notifying News Service”), nor shall they be liable for any failure of DTC to deliver any notices to direct account holder with DTC who are shown in the records of DTC as being a Holder or Holders or of any Notifying News Service.
Holders are advised to check with the broker, dealer, bank, custodian, trust company, or other nominee through which they hold their Notes as to the deadlines by which such intermediary would require receipt of instructions from Holders to participate in, or (where permitted) to withdraw their instructions to participate in, the Tender Offer in accordance with the terms and conditions of the Tender Offer as described in the Offer to Purchase in order to meet the deadlines set out below. The deadlines set by any such intermediary and DTC for the submission and (where permitted) withdrawal of offers to sell will be earlier than the relevant deadlines specified below.

Date	Calendar Date and Time	Event
Commencement Date	June 28, 2019	The commencement date of the Tender Offer.
Expiration Date	12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), unless extended or earlier terminated by the Company.	The last time and day for you to tender the Notes pursuant to the Tender Offer.
Withdrawal Deadline	12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), unless extended or earlier terminated by the Company.	The last time and day for you to validly withdraw tenders of the Notes.
Settlement Date T+3	July 31, 2019	The date for payment of the Purchase Price and Accrued Interest with respect to your Notes that you validly tendered prior to or at the Expiration Date and that are accepted for purchase.
Subject to applicable securities laws and the terms set within this Offer to Purchase, the Company reserves the right, with respect to any or all of the Notes, (i) to waive or modify in whole or in part any and all conditions to the Tender Offer, (ii) to extend the Expiration Date and/or the Settlement Date, (iii) to modify or terminate the Tender Offer or (iv) to otherwise amend the Tender Offer in any respect. See “Tender Offer–Expiration Date; Extension; Termination and Amendment.”
In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price relating to the Notes subject to the Tender Offer will not be paid or become payable, without regard to whether Holders have validly tendered their Notes (in which case such tendered Notes will be promptly returned to the Holders).

THE COMPANY
We are a financial services company that primarily lends to and invests in middle market privately-held companies. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company, we have elected to be treated as a regulated investment company, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004.
We are externally managed by our investment adviser, Prospect Capital Management L.P. (the “Investment Adviser”). Prospect Administration LLC, a wholly-owned subsidiary of the Investment Adviser, provides administrative services and facilities necessary for us to operate.
Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. We invest primarily in senior and subordinated debt and equity of private companies in need of capital for acquisitions, divestitures, growth, development, recapitalizations and other purposes. We work with the management teams or financial sponsors to identify investments with historical cash flows, asset collateral or contracted pro-forma cash flows for investment.
We currently have nine strategies that guide our origination of investment opportunities: (1) lending to companies controlled by private equity sponsors, (2) lending to companies not controlled by private equity sponsors, (3) purchasing controlling equity positions and lending to operating companies, (4) purchasing controlling equity positions and lending to financial services companies, (5) purchasing controlling equity positions and lending to real estate companies, (6) purchasing controlling equity positions and lending to aircraft leasing companies, (7) investing in structured credit, (8) investing in syndicated debt and (9) investing in consumer and small business loans and asset-backed securitizations. We may also invest in other strategies and opportunities from time to time that we view as attractive. We continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
We have adopted a dividend reinvestment and direct stock purchase plan that provides for reinvestment of our dividends or distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below, and the ability to purchase additional shares by making optional cash investments. As a result, when our Board of Directors authorizes, and we declare, a cash dividend or distribution, then our stockholders who have not “opted out” of our dividend reinvestment and direct stock purchase plan will have their cash dividends or distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends or distributions.
We primarily use newly-issued shares to implement reinvestment of dividends and distributions under the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with the implementation of reinvestment of dividends or distributions under the plan.
On February 9, 2016, we amended our dividend reinvestment plan that provided for reinvestment of our dividends or distributions on behalf of our stockholders, unless a stockholder elects to receive cash, to add the ability of stockholders to purchase additional shares by making optional cash investments. Under the revised dividend reinvestment and direct stock repurchase plan, stockholders may elect to purchase additional shares through our transfer agent in the open market or in negotiated transactions. During the nine months ended March 31, 2019, our officers and directors purchased 2,765,799 shares of our stock, or 0.75% of total outstanding shares as of March 31, 2019, both through the open market transactions and shares issued in connection with our dividend reinvestment plan.
On August 24, 2011, our Board of Directors approved a share repurchase plan (the “Repurchase Program”) under which we may repurchase up to $100 million of our common stock at prices below our net asset value per share. Prior to any repurchase, we are required to notify shareholders of our intention to purchase our common stock. Our last notice was delivered with our annual proxy mailing on September 25, 2018.
We did not repurchase any shares of our common stock during the nine months ended March 31, 2019 and March 31, 2018. As of March 31, 2019, the approximate dollar value of shares that may yet be purchased under the Repurchase Program is $66 million. Excluding dividend reinvestments, during the nine months ended March 31, 2019 and March 31, 2018, we did not issue any shares of our common stock.
During the nine months ended March 31, 2019 and March 31, 2018, we distributed approximately $198 million and $212 million, respectively, to our stockholders. During the nine months ended March 31, 2019 and March 31, 2018, we issued 2,475,036 and 2,580,429 shares of our common stock, respectively, in connection with the dividend reinvestment plan. As of March 31, 2019, we have reserved 75,274,597 shares of our common stock for issuance upon conversion of the Convertible Notes.

TENDER OFFER
The Notes
The Notes were issued pursuant to the Indenture, dated as of April 11, 2014 (the “Indenture”), between the Company and the Trustee. The following description of the Notes and any other description of the Notes contained in this Offer to Purchase or in any other document related to the Tender Offer are qualified in their entirety by reference to the Indenture. Copies of the Indenture are available from the Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.
The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Tender Offer. No amendments to the Indenture are being sought in connection with the Tender Offer.
As of June 27, 2019, there were $224,114,000 aggregate principal amount of the Notes outstanding.
The Notes are general, unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and senior in right of payment to any of our subordinated indebtedness. The Notes are effectively subordinated to our existing and any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our consolidated subsidiary.
The Notes mature on April 15, 2020, unless earlier repurchased or converted. The repurchase and conversion provisions of the Notes are as follows:
Conversion Rights
Subject to our election to satisfy our conversion obligation by paying or delivering, as the case may be, shares of our common stock (together with cash in lieu of fractional shares) and satisfaction of the conditions described below, Holders may convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of their Notes at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the Indenture) per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $12.40 per share of our common stock). The closing price of our common stock on June 27, 2019 was $6.46 per share.
A Holder may convert its Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the Maturity Date of the Notes.
Principal Terms of the Tender Offer
Upon the terms and subject to the conditions described herein, the Company hereby offers to purchase for cash any and all of its $224,114,000 aggregate principal amount of outstanding Notes.
Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be the Purchase Price. In addition to the Purchase Price, all Holders of Notes accepted for purchase pursuant to the Tender Offer will, on the Settlement Date, also receive Accrued Interest.
The Tender Offer commenced on June 28, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all Holders of the Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the

Company, promptly following the Expiration Date. The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. See “–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions. The Company expects to use borrowings under its Credit Facility, together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offer (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offer. The obligation of the Company to consummate the Tender Offer is subject to the General Conditions. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “–Conditions to the Tender Offer.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after August 22, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “–Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offer, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE INFORMATION AND TENDER AGENT OR THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.
Payment for Notes
Payment pursuant to the Tender Offer will be made by the deposit of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us, plus Accrued Interest on such Notes, in immediately available funds by the Company on the Settlement Date with the Information and Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Information and Tender Agent.

The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes if any of the conditions to the Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Information and Tender Agent to Holders or beneficial owners of the Purchase Price and Accrued Interest for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Information and Tender Agent prior to the Expiration Date for such Tender Offer of timely confirmation of a book-entry transfer of such Notes into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes.”
If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, such Notes not purchased will be returned promptly, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offer.
Holders whose Notes are accepted for purchase pursuant to the Tender Offer will be entitled to receive the Purchase Price plus Accrued Interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company, the Dealer Manager or the Information and Tender Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offer. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.
The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.
Purpose of the Tender Offer
The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 15, 2020. See “Certain Considerations–The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”
From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
Conditions to the Tender Offer
Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offer at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, if at or prior to the Expiration Date one or more of the General Conditions have not been satisfied.
All the “General Conditions” shall be deemed to be satisfied if on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•
there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or (c) would materially impair the contemplated benefits of the Tender Offer to us or be material to Holders of Notes in deciding whether to accept the Tender Offer;

•
no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•
there shall not have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;

•
the Trustee and the Security Registrar shall not have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offer or conflict with our obligations under the indenture or shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Tender Offer or the acceptance of, or payment for, some or all of the Notes pursuant to the Tender Offer;

•
there has not occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof;

•
there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Notes or the value of the Notes to us; or

•
a tender or exchange Tender Offer for any or all of our shares of common stock, or any merger, acquisition, business combination, strategic transaction or other similar transaction with or involving us or any subsidiary, has not been proposed, announced or made by us or any person or has not been publicly disclosed.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company in its sole discretion or may be waived by the Company in whole or in part, at any time and from time to time, in the

Company’s sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If any condition to the Tender Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law:

•	to terminate the Tender Offer and return any tendered Notes;

•	to waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date;

•	to extend the Tender Offer and retain the Notes that have been tendered during the period for which the Tender Offer is extended; or

•	to otherwise amend the Tender Offer.
The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered.
Procedure for Tendering Notes
The method of delivery of Notes and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes or transmitting an Agent’s Message and, except as otherwise provided herein, delivery will be deemed made only when actually received by the Information and Tender Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE INFORMATION AND TENDER AGENT. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Information and Tender Agent at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. In no event shall the Holder send any documents or Notes to the Company.
Tender of Notes Held Through a Nominee
To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.
Tender of Notes Held Through DTC
To effectively tender Notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Information and Tender Agent. There is no letter of transmittal for the Tender Offer. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Information and Tender Agent for its acceptance. Delivery of tendered Notes must be made to the Information and Tender Agent pursuant to the book-entry delivery procedures set forth below.
Except as provided below, unless the Notes being tendered are deposited with the Information and Tender Agent at or prior to the Expiration Date (accompanied by a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.
In order to validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by

DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Information and Tender Agent to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.
Book-Entry Delivery and Tender of Notes Through ATOP
Promptly after commencement of the Tender Offer, the Information and Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offer (to the extent such arrangements have not been made previously by the Information and Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Information and Tender Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Information and Tender Agent’s account at DTC, an Agent’s Message (in connection with a book-entry transfer), and any other required documents, must be transmitted to and received by the Information and Tender Agent at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Information and Tender Agent. The confirmation of a book-entry transfer into the Information and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information and Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer to Purchase and agrees to be bound by the terms and conditions of the Tender Offer as described herein and (3) that the Company may enforce the terms and conditions of the Offer to Purchase against such tendering participant.
THE NOTES AND THE AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE INFORMATION AND TENDER AGENT, AND NOT TO THE COMPANY OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).
General
Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.
The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Notwithstanding any other provision hereof, payment of the Purchase Price, plus Accrued Interest, for Notes validly tendered and accepted for purchase pursuant to the Tender Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Information and Tender Agent of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Information and Tender Agent’s account at DTC, as described above, and, in the case of a book-entry transfer, a properly transmitted Agent’s Message.
The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Notes of any particular

Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer will be final and binding.
Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Manager, the Information and Tender Agent or the Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price, plus Accrued Interest.
No Guaranteed Delivery
The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019) will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).
Holders must tender their Notes in accordance with the procedures set forth in this section.
No Appraisal Rights
There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.
No Alternative, Conditional or Contingent Tenders
No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offer. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.
Representations, Warranties and Undertakings
A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company and the Information and Tender Agent that:

•	the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Tender Offer;

•
the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•
the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•
the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•
the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Information and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults or events of default and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes and (4) irrevocably constitutes and appoints the Information and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information and Tender Agent also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Information and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, of Notes tendered pursuant to the Tender Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).
By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Information and Tender Agent, until receipt by the Information and Tender Agent and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.
Withdrawal of Tenders
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after August 22, 2019 (40 business days after the commencement of the Tender Offer).
For a withdrawal of Notes to be valid, the Information and Tender Agent must timely receive a properly transmitted “Request Message” through ATOP must be received by the Information and Tender Agent prior to the Expiration Date. The withdrawal notice must:

•
specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number(s), and the aggregate principal amount represented by such Notes to be withdrawn; and

•
be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by documents of transfer sufficient to have the Trustee, as applicable, register the transfer of the Notes into the name of the person withdrawing such Notes.

If the Notes to be withdrawn have been delivered or otherwise identified to the Information and Tender Agent, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Information and Tender Agent. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.
Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “–Procedure for Tendering Notes” at any time prior to the Expiration Date.
Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.
If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.
Through DTC, the Information and Tender Agent will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.
All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Information and Tender Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.
If the Company extends the Tender Offer, is delayed in its acceptance for purchase of Notes, or is unable to accept for purchase Notes under the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Information and Tender Agent may, subject to applicable law, retain tendered Notes on the Company’s behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.
Acceptance of Notes for Purchase; Accrual of Interest
Acceptance of Notes for Purchase
The Company will be deemed to have accepted for purchase pursuant to the Tender Offer and thereby have purchased validly tendered Notes pursuant to the Tender Offer if, as and when the Company gives oral or written notice to the Information and Tender Agent of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offer. The Company will announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company, plus the Accrued Interest, with the Information and Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within three business days following the Expiration Date.
Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Information and Tender Agent to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Information and Tender Agent prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes”; and

•	a duly completed Agent’s Message through the facilities of DTC.
If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offer.
If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Notes or is unable to accept for purchase or pay for any tendered Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Information and Tender Agent on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).
All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offer. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Dealer Manager and the Information and Tender Agent in connection with the Tender Offer. See “The Dealer Manager and the Information and Tender Agent.”
Accrual of Interest
Holders who tender Notes that are accepted for purchase pursuant to the Tender Offer will receive Accrued Interest.
Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
Expiration Date; Extension; Termination and Amendment
The Tender Offer will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date. In addition, subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate or withdraw the Tender Offer at any time and from time to time. If the Tender Offer is terminated at any time, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. Irrespective of any amendment to the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.
The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.”
If the Company makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, the Company will disseminate additional materials and extend the Tender Offer to the extent required by law. In the event of a termination of the Tender Offer, none of the Purchase Price will be paid or become payable on the Notes. In any such event, any Notes previously tendered pursuant to the Tender Offer will be returned to the tendering Holders in accordance with Rule 13e-4(f)(5) under the Exchange Act.
Additional Terms of the Tender Offer

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•
By submitting a valid electronic acceptance instruction, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “–Procedure for Tendering Notes–Representations, Warranties and Undertakings.” .

•
All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•
Unless waived by the Company, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Information and Tender Agent, the Trustee or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•
None of the Company, the Dealer Manager, the Information and Tender Agent or the Trustee shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•
Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Tender Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price, plus Accrued Interest, for such Notes, as determined pursuant to the terms of the Tender Offer.

•
Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Information and Tender Agent.

•
The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements
If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS
In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings, and the following:
Position of the Company and Other Parties Concerning the Tender Offer
None of the Company, its Board of Directors, its officers, the Dealer Manager, the Information and Tender Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company, the Dealer Manager, the Information and Tender Agent or the Trustee. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.
By Tendering Notes, You Will Lose the Rights Associated with Those Notes.
If you validly tender and do not validly withdraw Notes in the Tender Offer and we accept them for exchange, you will lose your rights as a Holder, which are described in the section of this Offer to Purchase entitled “Tender Offer–The Notes,” with respect to those Notes. For example, for the Notes you tender you will lose the right to convert those Notes at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the Indenture) per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $12.40 per share of our common stock) at any time prior to the close of business on the scheduled business day immediately preceding the Maturity Date.
The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes
All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Tender Offer, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.
Holders of Notes not tendered and purchased in the Tender Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes, including following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.
Withdrawal Rights
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after August 22, 2019 (40 business days after the commencement of the Tender Offer).

Conditions to the Consummation of the Tender Offer
The consummation of the Tender Offer is subject to the satisfaction or waiver of several conditions. See “Tender Offer–Conditions to the Tender Offer.” In addition, subject to applicable law, the Company may terminate the Tender Offer at any time prior to the Expiration Date in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offer or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.
Treatment of Notes Not Tendered in the Tender Offer
Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions in the Indenture, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendments to the Indenture are being sought.
From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
Certain Tax Considerations
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

SOURCE OF FUNDS
The Company would need approximately $226,131,026 to purchase all of the Notes outstanding as of June 27, 2019, based on the purchase price per $1,000 principal amount of Notes of $224,114,000. The Company expects to use borrowings under the Company’s Credit Facility pursuant to the Sixth Amended and Restated Loan and Servicing Agreement, dated August 1, 2018, among the Company, Prospect Capital Funding LLC, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association, as calculation agent, paying agent and documentation agent, KeyBank National Association, as facility agent, and KeyBank National Association, as syndication agent, structuring agent, sole lead arranger and sole bookrunner, together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offer (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offer.
The Credit Facility allows for total borrowings of up to $1,132,500,000. The Credit Facility contains an “accordion” feature that allows commitments, at the Company’s discretion, to be increased up to $1,500,000,000 in the aggregate. As of June 27, 2019, approximately $677.2 million was available for borrowing under the Credit Facility net of outstanding borrowings. Interest on borrowings under the Credit Facility bear interest at one-month LIBOR plus 2.20% with no minimum LIBOR floor. Additionally, the lenders charge a fee on the unused portion of the Credit Facility equal to either 0.50% if more than 60% of the Credit Facility is drawn, or 1% if more than 35% and an amount less than or equal to 60% of the Credit Facility is drawn, or 1.50% if an amount less than or equal to 35% of the Credit Facility is drawn.
The Credit Facility contains various covenants, including the maintenance of a required minimum portfolio yield and a minimum liquidity requirement.
Our ability to repay our obligations under our Credit Facility, and to meet our other debt or contractual obligations, will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and certainties, certain of which are beyond our control. These factors include, without limitation, those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings with the SEC.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES
The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

Name	Position
John F. Barry III	Director, Chairman of the Board and Chief Executive Officer
M. Grier Eliasek	Director, President and Chief Operating Officer
Andrew C. Cooper	Lead Independent Director
William J. Gremp	Director
Eugene S. Stark	Director
Kristin Van Dask	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary
To the Company’s knowledge, neither the Company nor any of our officers, directors or affiliates of the foregoing, has any beneficial interest in any outstanding Notes. To the Company’s knowledge, the Company will not acquire any Notes from any of its executive officers, directors or affiliates of the foregoing pursuant to the Tender Offer.
No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

MARKET PRICE INFORMATION
The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.
The Notes are convertible into shares of our common stock (together with cash in lieu of fractional shares) in the circumstances and during the periods specified in the Indenture governing the Notes. Our common stock is traded on the Nasdaq Global Select Market under the symbol “PSEC.” The table below sets forth the high and low sales prices of our common stock during the indicated time periods.

	Closing Sales Price
	High	Low
Year Ended June 30, 2017
First Quarter	$8.65	$7.80
Second Quarter	$8.50	$7.46
Third Quarter	$9.53	$8.42
Fourth Quarter	$9.40	$7.95
Year Ended June 30, 2018
First Quarter	$8.34	$6.55
Second Quarter	$7.26	$5.56
Third Quarter	$7.01	$6.21
Fourth Quarter	$6.93	$6.30
Year Ending June 30, 2019
First Quarter	$7.58	$6.67
Second Quarter	$7.39	$5.70
Third Quarter	$6.93	$6.27
Fourth Quarter (up to June 27, 2019)	$6.83	$6.24
Our common stock recently has traded at prices both above and below our most recently calculated net asset value. There can be no assurance, however, that our shares will trade above, below or at our net asset value.
The closing price of our common stock on the Nasdaq Global Select Market on June 27, 2019 was $6.46 per share. As of June 27, 2019, there were approximately 367 million shares of our common stock outstanding.
We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.
As of June 27, 2019, there were $224,114,000 aggregate principal amount of the Notes outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain U.S. federal income tax consequences of the sale of Notes pursuant to the Tender Offer. This discussion is based upon the Code, and regulations, rulings and judicial decisions in effect as of the date hereof. These authorities may be repealed, revoked or modified (possibly with retroactive effective) which could result in U.S. federal income tax consequences different from those discussed herein. This discussion assumes that the Notes are held as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described herein. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court would not sustain any challenge by the IRS.
This discussion is general in nature and does not cover all aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of that beneficial owner’s particular investment or other circumstances. This discussion does not address all aspects of U.S. federal income taxation, including consequences under the alternative minimum tax or the Medicare tax on net investment income, and does not address federal tax considerations other than income tax considerations (such as estate and gift tax considerations) or any state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, banks, dealers in securities or currencies, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, investors that hold the Notes as part of “straddles,” hedging transactions, conversion transactions or other risk reduction transaction for U.S. federal income tax purposes, as part of a “synthetic security” or other integrated financial transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, government agencies or instrumentalities, hybrid entities, real estate investment trusts, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, U.S. Holders (as defined herein) holding the Notes in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, U.S. Holders whose functional currency is not the U.S. dollar, “controlled foreign corporations”, “passive foreign investment companies” and regulated investment companies or shareholders of such corporations, partnerships or other “pass-through entities,” corporations that accumulate earnings to avoid U.S. federal income tax, persons required under section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements, or a person who received its Notes in exchange for other securities of the Company or other non-cash consideration (which person may be required to determine its tax basis, holding period, market discount, acquisition premium, or amortizable bond premium with respect to its Notes in a manner different from the manner described below)). Such persons should consult their own tax advisors regarding the U.S. federal income tax consequences resulting from the combination of such tender and purchase.
As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or entity treated as a corporation for U.S. federal income tax purposes that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that participates in the Tender Offer will depend on the status of the partner and the activities of the partner and the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Tender Offer.
THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER,

INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL INCOME, ESTATE OR GIFT TAX, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Holders
Sale of the Notes
A sale of Notes by a U.S. Holder pursuant to the Tender Offer will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale of a Note equal to the difference between (1) the amount of cash received for such Note (other than the portion of such amount that is properly allocable to accrued but unpaid interest) and (2) the U.S. Holder’s adjusted tax basis for such Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the price paid for the Note by such U.S. Holder, increased by the amount of original issue discount (“OID”) that has previously been taken into income by the U.S. Holder with respect to the Note (net of any offsets for “acquisition premium” allocable to such OID, as determined under Section 1272(a)(7) of the Code), increased by the amount of any market discount that has previously been taken into income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by any amortizable bond premium previously deducted with respect to the Note. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder over the stated principal amount of the Note. A U.S. Holder generally will have acquisition premium if its purchase price for a Note was greater than the “adjusted issue price,” but less than the stated principal amount, of the Note at the time of purchase. A U.S. Holder should consult its own tax advisor with respect to the calculation of its tax basis in a Note. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses may be subject to limitations.
Any amount attributable to accrued but unpaid interest will be treated as ordinary income for U.S. federal income tax purposes to the extent it was not previously included in income.
Market Discount
Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be treated as purchased at a market discount if the “adjusted issue price” of the Note exceeded the amount for which the U.S. Holder purchased the Note by at least 0.25 percent of the Note’s adjusted issue price multiplied by the number of complete years from the date acquired by the U.S. Holder to the Note’s maturity. Market discount accrues on a straight-line basis, unless such U.S. Holder elected to accrue the market discount on a constant-yield method.
Non-U.S. Holders
Sale of the Notes
Subject to the discussions below concerning accrued interest and OID and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on payments received in redemption of the tendered Notes from the Company unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, the Non U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•
the Company is or has been a ‘‘U.S. real property holding corporation’’ (a ‘‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of your holding period and the 5-year period ending on the date of disposition of the Notes.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.
With respect to the third bullet point above, we believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we were to be treated as a USRPHC at any time prior to the settlement of the Tender Offer, gain recognized by a Non-U.S. Holder upon a sale of the Notes pursuant to the Tender Offer may be subject to tax in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless certain requirements for applicable exceptions were satisfied.
Accrued Interest and OID.
Subject to the discussions under “—Information Reporting and Backup Withholding” and “—FATCA” below, any amount received by a Non-U.S. Holder that is attributable to accrued interest or accrued OID that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a “controlled foreign corporation” related to us through actual or constructive stock ownership; and

•
the Non-U.S. Holder properly certifies the Non-U.S. Holder’s non-U.S. status on IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form, or holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest or accrued OID paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty or (2) such interest or OID, as applicable, is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment). To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such effectively connected interest generally will be subject to U.S. federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and may be subject to an additional branch profits tax in the case of a Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes).

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Information Reporting and Backup Withholding
Payments of proceeds of the sale of Notes (including any consideration attributable to accrued but unpaid interest) by a U.S. paying agent or other U.S. intermediary, including amounts withheld on such payments, will be reported to the U.S. Internal Revenue Service (“IRS”) and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. Backup withholding may apply to these payments if (i) the U.S. Holder fails to provide an accurate taxpayer identification number (“TIN”), fails to establish its exempt status or fails to comply with applicable certification requirements, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain U.S. Holders are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
If the Notes are held by a Non-U.S. Holder through a non-U.S. (and non-U.S. related) broker or financial institution, backup withholding and related information reporting generally will not be required. Information reporting, and possibly backup withholding, may apply to payments received with respect to the Notes if the Notes are held by a Non-U.S. Holder through a U.S. (or U.S. related) broker or financial institution and the Non-U.S. Holder fails to provide appropriate information or otherwise establish an exemption. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Each Non-U.S. Holder can establish an exemption from backup withholding by providing an IRS Form W-8BEN, W-8BEN-E or other Form W-8 appropriate to the Non-U.S. Holder’s circumstances.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a tendering Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such holder to a refund provided that the required information is timely filed with the IRS.
Tendering Holders should consult their tax advisers regarding the application of backup withholding and information reporting rules.
FATCA
The Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, including debt instruments that were issued after July 1, 2014, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.
The Notes were issued prior to July 1, 2014, and therefore, any payments in connection with a disposition of the Notes should not be subject to FATCA. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your ownership of the Notes and the sale of Notes pursuant to the Tender Offer.

THE DEALER MANAGER AND THE INFORMATION AND TENDER AGENT
The Company has appointed RBC Capital Markets, LLC to act as the Dealer Manager and D.F. King & Co., Inc. to act as Information and Tender Agent, in each case for the Tender Offer.
The Company has entered into a Dealer Manager Agreement with the Dealer Manager which contains certain provisions regarding payment of customary fees, expense reimbursement and indemnity arrangements relating to the Tender Offer. We have also agreed to indemnify them against certain liabilities. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager and the Information and Tender Agent, in connection with the solicitation of tenders of Notes pursuant to the Tender Offer. We will, however, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to their clients.
The Dealer Manager and its affiliates may contact Holders regarding the Tender Offer, and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Offer to Purchase and related documents to Holders.
In the ordinary course of their respective businesses, the Dealer Manager, the Information and Tender Agent and their respective affiliates have engaged and may engage in commercial and investment banking transactions with the Company.
The Dealer Manager and its affiliates, in the ordinary course of their respective businesses, may make markets in securities of the Company including the Notes. As a result, from time to time, the Dealer Manager and its affiliates may own certain securities issued by the Company, its subsidiaries or any of its affiliates, including the Notes. At any given time, the Dealer Manager may trade the Notes for its own account or other securities of the Company and/or its affiliates or for the accounts of their respective customers and, accordingly, may hold a long or short position in the Notes. The Dealer Manager may participate in the Tender Offer itself, subject to applicable law. Each of the Dealer Manager and its affiliates may submit offers to sell for its own account as Holder and on behalf of other Holders.
None of the Dealer Manager, the Information and Tender Agent or their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the Company’s subsidiaries and affiliates or the Notes contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Information and Tender Agent is the agent of the Company and owes no duty to any Holder.

CONTACT INFORMATION
Holders who have questions regarding the Tender Offer or wish to obtain documents, may contact the
Information and Tender Agent or the Dealer Manager at the addresses and facsimile or telephone numbers provided below.
THE COMPANY
Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, New York 10016
Telephone: (212) 448-0702
Attention: Nishil Mehta
Requests for information in relation to the Tender Offer should be directed to:
DEALER MANAGER
RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street, 8th Floor
New York, New York 10281
Attn: Liability Management Group
Toll Free: (877) 381-2099
Collect: (212) 618-7843
Email: liability.management@rbccm.com

Requests for information in relation to the procedures for tendering Notes in the Tender Offer or for additional copies of this Offer to Purchase or related documents should be directed to:
THE INFORMATION AND TENDER AGENT
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Andrew Beck
Banks and Brokers call: (212) 269-5550
Toll Free: (877) 297-1744
Email: psec@dfking.com
By Facsimile Transmission:
(for Eligible Institutions only)
(212) 709-3328
For Confirmation:
(212) 269-5552
Attention: Andrew Beck